As filed with the Securities and Exchange Commission on January 7, 2014

Registration No. 333-174590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PAA NATURAL GAS STORAGE, L.P.

(Exact name of registrant as specified in its charter)

Delaware	27-1679071
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

333 Clay Street, Suite 1500

Houston, Texas 77002

(713) 646-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. McGee

333 Clay Street, Suite 1500

Houston, Texas 77002

(713) 646-4100

(Name, Address and Telephone Number of Agent for Service)

copy to:

Alan Beck

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.  Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3, File No. 333-174590, which was filed with the Securities and Exchange Commission on May 27, 2011 pertaining to the sale of an indeterminate amount of the Partnership’s common units and debt securities, which may be sold from time to time in one or more series up to a total aggregate amount of $1,000,000,000 (the “Registration Statement”), as amended by Post-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on December 31, 2013, is filed by PAA Natural Gas Storage, L.P., a Delaware limited partnership (“PNG”). This Post-Effective Amendment No. 2 is being filed to specify that $959,000,003.74 of unsold securities registered for issuance under the Registration Statement are being deregistered.

On October 21, 2013, Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), PAA Acquisition Company LLC (“MergerCo”), a Delaware limited liability company and wholly-owned subsidiary of PAA, PNG and PNGS GP LLC, a Delaware limited liability company, wholly-owned subsidiary of PAA and the general partner of PNG, entered into a merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, on December 31, 2013, MergerCo merged with and into PNG (the “Merger”), with PNG surviving the Merger as a wholly-owned subsidiary of PAA.

As a result of the Merger, PNG has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, PNG is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3, File No. 333-174590, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to, in accordance with the undertakings of the Partnership in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, specify that $959,000,003.74 in securities registered but unsold under the Registration Statement are being removed from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 7th day of January, 2014.

PAA NATURAL GAS STORAGE, L.P.

By:	PNGS GP LLC, its general partner

By:	/s/ Richard McGee
Richard McGee
Executive Vice President, General Counsel and Secretary

Note:  No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act.